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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-34790


PROSPECTUS SUPPLEMENT


         We have engaged Basic Investors, Inc., a broker dealer located in Melville, New York, to sell up to 100,000 of our shares pursuant to our prospectus dated September 26, 2000, on a "best efforts" basis. We will pay Basic Investors a commission of 60(cent) for each share it sells.




Dated:    December 13, 2000